UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.        )

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Rockley Photonics Holdings Limited

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Rockley

# 2022
## Proxy Statement
and Notice of Annual Meeting

Letter from Andrew Rickman

Andrew Rickman

March 31, 2022

Dear Shareholder:

You are cordially invited to attend the 2022 Annual General Meeting of Shareholders of Rockley Photonics Holdings Limited, which will be held at 11:00 AM Pacific Time (US), on Monday, May 16, 2022. In light of the COVID-19 pandemic and to protect the health of our employees, shareholders and the community, the Annual Meeting will be a completely virtual meeting of shareholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.proxydocs.com/RKLY and using the 12-digit control number included in your proxy materials. We currently expect to return to an in person meeting for our 2023 annual meeting of shareholders.

The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote. Your shares cannot be voted unless you vote by Internet, mail or telephone, vote as instructed by your broker, or vote your shares electronically at the Annual Meeting.

We look forward to seeing you at the meeting.

Sincerely,

Dr. Andrew Rickman, OBE Chairman and Chief Executive Officer

Rockley Photonics Holdings Limited 3rd Floor, 1 Ashley Road, Altrincham, Cheshire WA14 2DT United Kingdom www.rockleyphotonics.com

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on Monday, May 16, 2022

To Our Shareholders:

Rockley Photonics Holdings Limited will hold its 2022 Annual General Meeting of Shareholders at 11:00 AM Pacific Time (US), on Monday, May 16, 2022. In light of the COVID-19 pandemic and to protect the health of our employees, shareholders and the community, the Annual Meeting will be a completely virtual meeting of shareholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.proxydocs.com/RKLY and using the 12-digit control number included in your proxy materials.

We are holding this Annual Meeting:

Shareholders of record at the close of business on March 21, 2022 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

It is important that your shares be represented at this meeting. Whether or not you expect to attend the virtual Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials you received in the mail. Please review the detailed instructions on page 1 regarding your voting options.

By Order of the Board of Directors,

Tom Adams

General Counsel and Secretary

• to elect two Class I directors to serve until the 2025 annual meeting of shareholders or until their successors are duly elected and qualified;
• to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022; and
• transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.	Altrincham, United Kingdom March 31, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 16, 2022: This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com.

Rockley Photonics Holdings Limited

3rd Floor, 1 Ashley Road, Altrincham, Cheshire WA14 2DT United Kingdom

www.rockleyphotonics.com

PROXY STATEMENT

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

IMPORTANT INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the board of directors (the “Board”) of Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (“we,” “us,” “our,” “Rockley” or the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Shareholders of the Company to be held virtually on Monday, May 16, 2022 at 11:00 AM, Pacific Time (US), and any adjournments or postponements thereof (the “Annual Meeting”).

The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed to shareholders on or about March 31, 2022.

Please promptly vote by Internet, mail or telephone, or by following the instructions provided by your broker, bank or nominee, so that your shares can be represented at the Annual Meeting.

You may vote in one of the following ways:

Internet	Telephone	Mail	At the Virtual Meeting
Shareholders of record may vote online at www.proxypush.com/RKLY.	Shareholders of record may call the toll-free number at: +1 (866) 425-1670.	Follow the instructions in your proxy materials.	Visit www.proxyvote. com/RKLY and use the 16-digit control number included in your proxy materials.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

Our Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. This year’s Annual Meeting will be held virtually. You are invited to attend the Annual Meeting via live audio webcast to vote electronically on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy by Internet, mail or telephone. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have opted to furnish proxy materials, including this Proxy Statement and our Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our shareholders of record and beneficial shareholders as of March 21, 2022 (the “Record Date”). Shareholders are encouraged to vote and submit proxies in advance of the Annual Meeting by Internet, mail or telephone as early as possible to avoid processing delays.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for shareholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be properly brought before the meeting. Those persons intend to vote the proxy in accordance with their best judgment.

Who is entitled to vote?

Shareholders of record at the close of business on the Record Date, March 21, 2022, may vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of the Company’s ordinary shares held as of the Record Date.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, a shareholder of record. The Notice has been sent directly to you by us.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. The Notice has been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the shareholder of record.

How do I vote?

You may vote using the following methods:

By Internet

–   Shareholders of record may submit proxies by following the Internet voting instructions on their proxy cards prior to the Annual Meeting. Most shareholders who hold shares beneficially in street name may provide voting instruction by accessing the website specified on the voting instructions form provided by their brokers, banks or nominees. Please be aware that if you vote over the Internet, you may incur costs such as Internet access charges for which you will be responsible. The Internet voting facilities will close at 11:59 PM, Eastern Time (US), the day before the meeting date.

By Telephone

–   Shareholders of record may submit proxies by following the telephone voting instructions on their proxy cards prior to the Annual Meeting. Most shareholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The telephone voting facilities will close at 11:59 PM, Eastern Time (US), the day before the meeting date.

By Mail

–   If you would like to receive a paper copy of the proxy card, you must request one. Shareholders of record may submit paper proxies by completing, signing and dating the proxy card and returning it in the prepaid envelope enclosed with the proxy card. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR ALL” in Proposal 1 and “FOR” Proposal 2. Shareholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees.

At the Virtual Meeting

–   Shares held in your name as the shareholder of record may be voted electronically at the Annual Meeting by visiting www.proxyvote.com/RKLY and using the 16-digit control number included in your proxy materials. If you have already voted previously by Internet, mail or telephone, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote. Shares held beneficially in street name may be voted electronically at the Annual Meeting only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting via live audio webcast, we recommend that you also submit your proxy or voting instructions or vote by Internet, telephone or mail prior to the meeting so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by Internet or telephone, you may change your vote or revoke your proxy with a subsequent Internet or telephone proxy, as the case may be. If you are a shareholder of record and submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you wish to change or revoke your vote, you must obtain a legal proxy through your broker and present it to Computershare at least two weeks in advance of the Annual Meeting. Please consult the voting instructions or contact your broker, bank or nominee.

How are votes counted?

Under the laws of the Cayman Islands and our Amended and Restated Memorandum and Articles of Association, the affirmative vote of a simple majority of the Ordinary Shares cast is necessary for approval of each of Proposal 1 and Proposal 2. Abstentions will have no effect on the outcome of the vote for any of the Proposals under Cayman Islands law.

If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of our Board (i.e., “FOR” the election of the Class I nominees to our Board and “FOR” Proposal 2, and in the discretion of the proxy holders on any other matters that may properly come before the meeting).

If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker or nominee does not have discretionary voting authority to vote on that matter without instructions from the beneficial owner and instructions are not given. Discretionary items are proposals considered “routine” under the rules of the New York Stock Exchange (the “NYSE”), such as the ratification of the appointment of our independent auditors, and therefore, broker non-votes are not expected to exist with respect to this proposal. For such proposals considered

“routine,” the broker or nominee may exercise discretion and vote your shares, despite your lack of instruction. Except for Proposal 2, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022, all proposals are considered a “non-routine” item for which brokers and nominees do not have discretionary voting power and, therefore, broker non-votes may exist with respect to these proposals. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

What vote is required to approve each item? How does the Board recommend that I vote and what is the voting requirement for each of the proposals?

We have a majority voting standard for the election of directors. Cumulative voting is not permitted, which means that each shareholder may vote no more than the number of shares he or she owns for a single director candidate. The nominees receiving the affirmative “FOR” vote of a majority of the votes cast at the Annual Meeting will be elected.

The table below describes the proposals to be considered at the Annual Meeting and the vote required for each proposal:

Proposal	Board Recommendation	Vote Required	Effect of Abstentions	Broker Discretionary Voting Allowed?
1. Election of Directors		The nominees receiving the affirmative “FOR” vote of a majority of the votes cast at the Annual Meeting will be elected.	No effect. Not considered votes cast on this proposal.	No. Brokers without voting instructions will not be able to vote on this proposal.
FOR each Nominee

2. Ratification of the Appointment of Ernst & Young LLP		The affirmative “FOR” vote of a majority of the votes cast at the Annual Meeting.	No effect. Not considered votes cast on this proposal.	Yes. Brokers without voting instructions will have discretionary authority to vote.
FOR

What constitutes a quorum?

The presence online at the Annual Meeting or represented by proxy, of the holders of an aggregate of one-third of the ordinary shares outstanding on the Record Date, will constitute a quorum. As of the close of business on the Record Date, 128,745,688 of our ordinary shares were outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What is “householding” and how does it affect me?

We have adopted a process for mailing our proxy materials called “householding” which has been approved by the SEC. Householding means that shareholders who share the same last name and address will receive only one copy of our proxy materials, unless we receive contrary instructions from any shareholder at that address.

If you prefer to receive multiple copies of our proxy materials at the same address, we will promptly provide additional copies upon request. If you are a shareholder of record, you may contact us by writing to Secretary, Rockley Photonics Holdings Limited, 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom, or by calling 44 (0) 1865 292017. Eligible shareholders of record receiving multiple copies of our proxy materials can request householding by contacting us in the same manner. We have undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of our proxy materials or you may request householding by notifying your broker, bank or other nominee.

How are proxies solicited?

Our employees, officers and directors may solicit proxies. We will pay the cost of printing and mailing proxy materials, and will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy material to the owners of our ordinary shares. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement.

Why are we holding a virtual Annual Meeting?

After careful consideration, in light of the COVID-19 pandemic and to protect the health of our employees, shareholders and the community, the Annual Meeting will be a completely virtual meeting of shareholders conducted via live audio webcast. In addition, we believe that the virtual meeting format will expand shareholder access and participation. You will not be able to attend the Annual Meeting in person.

How can I attend the virtual Annual Meeting?

The Annual Meeting will be a completely virtual meeting of shareholders conducted exclusively via live audio webcast. You will be able to attend the Annual Meeting via live audio webcast by visiting www.proxydocs.com/RKLY. To participate in, vote or ask questions at the Annual Meeting, you will also need the 12-digit control number, which is included in your proxy materials. If you have any questions about your control number, please contact the broker, bank or nominee that holds your shares. The Annual Meeting will begin promptly at 11:00 AM Pacific Time (US), on Monday, May 16, 2022. We encourage you to access the virtual meeting website prior to the start time.

You may begin to log into the virtual meeting platform at www.proxydocs.com/RKLY, 10:00 AM Pacific Time (US), on Monday, May 16, 2022.

What if I have technical difficulties accessing or participating in the virtual Annual Meeting?

We will have technicians ready to assist you with technical difficulties you may have accessing, voting at or submitting questions at the Annual Meeting. Please refer to the technical support telephone number posted on the virtual meeting website login page.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Director Nominees

Our Amended and Restated Memorandum and Articles of Association (the “Articles”) provide that our Board shall consist of not less than one and no more than nine directors. Our Board currently consists of eight directors. The authorized number of directors may be changed by the shareholders of the Company by a resolution passed in a general meeting. Vacancies on our Board can be filled by resolution of our Board. Our Board is divided into three classes, each serving staggered, three-year terms:

•	Our Class I directors are Brian Blaser and Pamela Puryear, and their terms will expire at the 2022 Annual Meeting of shareholders;

•	Our Class II directors are Nicolaus Henke, Karim Karti and Michele Klein and their terms will expire at the 2023 Annual Meeting of shareholders; and

•	Our Class III directors are Andrew Rickman, William Huyett and Caroline Brown, and their terms will expire at the 2024 Annual Meeting of shareholders.

Two Class I directors will be elected at the Annual Meeting to serve until the annual meeting of shareholders to be held in 2025 or until their successors are duly elected and qualified, with the other classes of directors continuing to serve for the remainder of their respective terms. Class I directors shall be elected by a simple majority of the votes cast. The Nominating and Corporate Governance Committee of the Board has recommended, and our Board has designated, Brian Blaser and Pamela Puryear as the nominees for Class I director to serve until the 2025 annual meeting of shareholders, and each has indicated to us that such individual will be able to serve. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominees designated by our Board, taking into account any recommendations of the Nominating and Corporate Governance Committee, to fill such vacancy.

The names of the Class I nominees and the other members of our Board (except for Dr. Andrew Rickman, our CEO, whose biographical information appears below under “Management”) and certain biographical information as of March 21, 2022 are set forth below:

Class I Director Nominees:

Brian Blaser
Age: 57 Director Since: August 2021 Independent Committees: • Audit

Brian Blaser has served as a member of the Board since August 2021. Mr. Blaser joined the Board after a 15-year tenure at Abbott Laboratories (NYSE: ABT), a multinational medical devices and healthcare company. Since March 2021, Mr. Blaser has served as an Executive Advisor to Water Street Healthcare Partners, an investment and strategic advisory firm specializing in the healthcare sector. From 2012 to 2019, Mr. Blaser was executive vice president of the Diagnostics Products division at Abbott, and he served in several roles covering global and strategic operations. Prior to joining Abbott in 2004, Mr. Blaser held positions in operations, finance, and engineering at Johnson & Johnson, Eastman Kodak Company, and General Motors Company. Mr. Blaser holds a B.S. in mechanical engineering technology from the University of Dayton and an MBA from the Rochester Institute of Technology Saunders College of Business. We believe Mr. Blaser’s strategic and operational experience in the in-vitro diagnostics industry make him well-qualified to serve on Rockley’s Board of Directors.

Pamela Puryear
Age: 58 Director Since: August 2021 Independent Committees: • Compensation • Nominating and Corporate Governance

Pamela Puryear, Ph.D. has served as a member of the Board since August 2021. Since 2009, Dr. Puryear has held executive leadership roles, including Executive Vice President, Global Chief Human Resources Officer at Walgreens Boots Alliance (NASDAQ: WBA); Senior Vice President, Chief Human Resources Officer at Zimmer Biomet (NYSE: ZBH); Senior Vice President, Chief Talent Officer at Pfizer Inc. (NYSE: PFE); and Vice President, Organizational Development and Chief Talent Officer at Hospira Inc. (NYSE: HSP). Earlier Dr. Puryear led an independent organizational development consulting practice for 12 years working globally and across industry sectors, including consumer products, financial services, healthcare, professional services, and insurance. Dr. Puryear spent her first 10 years, post-MBA, in financial services in the real estate investment advisor industry. Dr. Puryear currently serves as an independent director of NextGen Healthcare Inc. (NASDAQ: NXGN); Standard Motor Products Inc. (NYSE: SMP); and SpartanNash Co. (NASDAQ: SPTN). Dr. Puryear is a recognized business and human capital thought leader, currently serving as a member of the Advisory Board, Human Capital Center at The Conference Board, a research think tank that delivers business insights to 1,000 public and private organizations in 60 countries. Dr. Puryear holds a PhD degree in organizational psychology; an MBA degree from the Harvard Business School; and a BA degree in psychology with a concentration in organizational behavior from Yale University. We believe Dr. Puryear’s strong track record driving value creation through her expertise in human capital management, organizational transformation, innovation and operational excellence, as well as her knowledge of Diversity, Equity and Inclusion and executive compensation make her well-qualified to serve on Rockley’s Board of Directors.

Continuing Directors:

William Huyett
Age: 66 Director Since: August 2021 Independent Committees: • Audit • Compensation

William Huyett has served as the lead independent director of the Board since August 2021. Mr. Huyett retired in December 2020 as the Chief Financial Officer of Cyclerion Therapeutics, a NASDAQ listed biopharmaceutical company in Cambridge, MA, which was spun out of Ironwood Pharmaceuticals in 2019, where he had been the Chief Operating Officer. Cyclerion is developing small-molecule therapies for CNS diseases. He remains an advisor to the company. Mr. Huyett is a senior partner emeritus at McKinsey and Company, Inc. (“McKinsey”). During his 30 year career at McKinsey, he was a leader in the firm’s pharmaceutical and medical products and its strategy and corporate finance practices, and served on McKinsey’s Shareholder’s Council (its board of directors) from 2005 to 2014, serving as chair of its Finance Committee from 2007 to 2010. Mr. Huyett was, until the company’s merger in August 2020, non-executive board chair of the London Stock Exchange listed, Tbilisi based Georgia Healthcare Group. He serves on the boards of the Rockefeller University, the Marine Biological Laboratory Woods Hole, the University of Virginia Engineering School Foundation, and the National Parks Conservation Association. Mr. Huyett earned his B.S. in electronics in engineering and his MBA from the University of Virginia, where he now serves as a lecturer on corporate finance, corporate strategy and governance. We believe Mr. Huyett’s top executive experience, and his strong governance background make him well-qualified to serve on Rockley’s Board of Directors.

Caroline Brown
Age: 59 Director Since: August 2021 Independent Committees: • Audit • Nominating and Corporate Governance

Dr. Caroline Brown serves as an independent member of the Board and chair of the Audit Committee of the Board. Dr. Brown currently serves as a non-executive director and audit chair for IP Group plc (LON: IPO), an intellectual property commercialization company, WAG Payment Solutions plc (LON:WPS), a pan-European integrated payment & mobility platform focused on the commercial road transport industry, and Rockley. Dr. Brown is also a non-executive director of Georgia Capital plc (LON: CGEO) and Luceco plc (LON: LUCE) and is an external member of the Partnership Council of Clifford Chance LLP, a privately held international law firm. Dr. Brown has served on public company boards for 20 years and is experienced in managing early-stage companies and divisions of FTSE 100 groups in the energy and technology sectors. Dr. Brown spent her early career in corporate finance with BAML (New York), UBS, and HSBC, advising global corporations and governments. Dr. Brown holds a first-class degree and PhD in Natural Sciences from the University of Cambridge, an MBA and MA from the City Business School, University of London and is a Fellow of the Chartered Institute of Management Accountants. We believe Dr. Brown’s strong corporate governance experience and leadership on public company boards makes her well-qualified to serve on Rockley’s Board of Directors.

Nicolaus Henke
Age: 61 Director Since: February 2022 Independent Committees: • Nominating and Corporate Governance

Nicolaus Henke has served as a member of the Board since February 2022. He has spent 30 years of his career with McKinsey & Company. In 2003, he began serving as a senior partner and led McKinsey’s healthcare practice worldwide. During his career, Dr. Henke has advised top teams in leading health systems, medical device companies and pharmaceutical companies on strategy, operations and organization. In 2015, he founded McKinsey Analytics, to build McKinsey’s global capabilities in machine learning. Additionally, he served on the firm’s shareholder’s council (its board of directors) and on its partner and senior partner personnel review panel. He initiated and oversaw eight acquisitions and partnerships into McKinsey, including QuantumBlack. He built a team of 3,000 technologists and consultants across McKinsey Analytics and QuantumBlack and oversaw McKinsey’s Digital capabilities. Dr. Henke was the founding chair of the McKinsey Technology Council in 2020, on which he continues to serve to this day as a senior partner emeritus. Dr. Henke holds a Master of Public Administration degree from Harvard University (where he was selected a John J. McCloy scholar) and holds a Master’s and a Doctorate in Business Administration from the University of Muenster, Germany. In addition, Dr. Henke serves on Board of Directors of Innovations in Healthcare, a global initiative on innovative healthcare delivery founded by Duke, McKinsey and World Economic Forum, and on the Dean’s Advisory Council for the Harvard Kennedy School. He previously served as a Trustee and Member of the Finance Committee for Nuffield Trust and as a Trustee and Chair of the Strategic Committee for the Guy’s & St. Thomas Foundation (London). We believe Dr. Henke’s experience with technology companies in the healthcare industry and his strong leadership background makes him well-qualified to serve on Rockley’s Board of Directors.

Karim Karti
Age: 53 Director Since: August 2021 Committees: None

Karim Karti has served as a member of the Board since August 2021 and as a senior advisor to Rockley’s management team since February 2021. Mr. Karti was appointed CEO of RapidAI in January 2022. Since November 2020, Mr Karti has served as chairman of the Med Tech Acquisition Corporation board of directors (NASDAQ: MTAC). Prior to MTAC and RapidAI, Mr. Karti served as the chief operating officer of iRhythm Technologies, Inc. (NASDAQ: IRTC) from 2018 to 2020. Prior to iRhythm, Mr. Karti served as the president and chief executive officer of the Imaging division at GE Healthcare, the healthcare business unit of General Electric Company (NYSE: GE) from 2016 to 2018, and as the chief marketing officer of GE Healthcare from 2013 to 2015. In 2011, Mr. Karti was appointed as president and chief executive officer of GE Healthcare’s Eastern and Africa Growth Markets where he was responsible for regional operations in the Middle East, Africa, Turkey, Central Asia, and Russia and the Commonwealth of Independent States. Mr. Karti holds an engineering degree from Ecole Centrale de Lyon in France and graduated from the Entrepreneur program of the Business School of Lyon. We believe Mr. Karti’s strong knowledge of the healthcare industry and his prior leadership positions make him well-qualified to serve on Rockley’s Board of Directors.

Michele Klein
Age: 72 Director Since: August 2021 Independent Committees: • Compensation • Nominating and Corporate Governance

Michele Klein is an independent director and chairs Rockley’s Nominating and Governance Committee. In 2021 she was elected a director of Aviat Networks, a provider of wireless transport solutions. In 2019 she was appointed a director of Intevac, a developer of thin film deposition systems. Earlier she served as a director of Photon Control, a provider of optical sensors and systems to the semiconductor industry, from 2017 until its 2021 acquisition by MKSI. From 2005-2010 Michele was Senior Director of Applied Ventures LLC, the venture capital arm of Applied Materials. She led investments in energy storage and solar energy, and represented Applied on the boards of technology companies. Ms. Klein was CEO of Boxer Cross, a semiconductor equipment manufacturer, from 1997-2003 when it was acquired by Applied Materials. She led High Yield Technology, a semiconductor metrology company, until its acquisition by Pacific Scientific in 1996. Ms. Klein earned a BS from the University of Illinois and an MBA from the Stanford Graduate School of Business. We believe Ms. Klein’s investment and capital markets experience, knowledge of public and private companies, and experience in semiconductor, equipment, wireless and tech-enabled services makes her well-qualified to serve on Rockley’s Board of Directors.

The Board of Directors Recommends a Vote “FOR” the Election of the Class I Nominees Set Forth Above as Directors of the Company.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Nominations

Our Board nominates directors whose term is scheduled to expire at the next annual meeting of shareholders and appoints new directors to fill vacancies when they arise. Our Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit, and recommend qualified candidates to the Board for nomination or election.

Our Board strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives, and skills. We use a formal skills matrix to assess the required capabilities and desired skillsets in order to identify the most suitable candidates. Our governance guidelines contain membership criteria that call for candidates to be selected for their character, judgment, leadership, business acumen, diversity of backgrounds, perspectives, skills, age, gender, ethnicity, and professional experience, the ability of a candidate to devote sufficient time and attention to the affairs of the Company, knowledge of or experience in the industry in which the Company operates in, and the extent to which a particular candidate would fill a present or anticipated need on the Board. We have also adopted a formal onboarding and orientation process for new directors. In addition, we expect each director to be committed to enhancing shareholder value and to have sufficient time to effectively carry his or her duties as a director. Our Nominating and Corporate Governance Committee also seeks to ensure that a majority of our directors are independent under the rules of the NYSE and that one or more of our directors is an “audit committee financial expert” under the rules of the SEC.

Prior to our Annual Meeting, our Nominating and Corporate Governance Committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. The candidates are evaluated based on the criteria described above, and the candidate’s prior service as a director. If a director no longer wishes to continue in service, if the Nominating and Corporate Governance Committee decides not to re-nominate a director, or if a vacancy is created on the Board because of a resignation or an increase in the size of the Board or other event, then the Nominating and Corporate Governance Committee will consider whether to replace the director or to decrease the size of the Board. If the decision is to replace a director, the Nominating and Corporate Governance Committee will consider various candidates for board membership, including those suggested by committee members, by other board members, a director search firm engaged by the committee or our shareholders. Prospective nominees are evaluated by the Nominating and Corporate Governance Committee based on the membership criteria described above and set forth in our corporate governance guidelines.

Director Independence

Our Board determined that six out of eight directors on our Board qualify as independent directors, as defined under the listing rules of the NYSE: Brian Blaser, Caroline Brown, Nicolaus

Henke, William Huyett, Michele Klein and Pamela Puryear. There are no family relationships among any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2021 were Pamela Puryear, William Huyett and Michele Klein, none of whom has ever been an executive officer or employee of ours. None of our executive officers currently serve, or have served during the last completed fiscal year, on the Compensation Committee or Board of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Board Meetings

Our Board held six meetings during 2021. Each director attended at least 75% of the aggregate meetings held by our Board and the committees on which such director served, during the time such director was a director. We do not have a policy that requires the attendance of directors at the Annual Meeting.

We did not hold an annual meeting of shareholders in 2021, which was the year in which our business combination with SC Health Corporation (the “Business Combination”) was consummated and we became a publicly traded company.

Meeting of Non-Management and Independent Directors and Communications with Directors

The independent directors meet in an executive session in connection with each regularly scheduled board meeting, during which the independent directors have the opportunity to discuss, among other matters, management performance. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. Our Board welcomes questions or comments about the Company and our operations. If shareholders or interested parties wish to communicate with our Board, including our independent directors, they may send their communication in writing to: Secretary, Rockley Photonics Holdings Limited, 3rd Floor 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom. You must include your name and address in the written communication and indicate whether you are a shareholder. The Secretary will review any communication received from a shareholder or interested party, and all material communications will be forwarded to the appropriate director or directors or committee of our Board based on the subject matter.

Board Committees

We have established an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each of which operate under a charter that has been approved by our Board. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act, and the current rules and regulations of the SEC and the NYSE. We intend to comply with future requirements as they become applicable to us. Each committee has the composition and responsibilities described below.

Audit Committee

Members: Caroline Brown (Chair) William Huyett Brian Blaser Number of meetings in 2021: 4

The functions of this committee include, among other things:

•   evaluating the performance, independence, and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•   reviewing our financial reporting processes and disclosure controls;

•   reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•   reviewing the adequacy and effectiveness of our internal control policies and procedures, including the responsibilities, budget, staffing, and effectiveness of our internal audit function;

•   reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by us;

•   obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•   monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•   prior to engagement of any independent auditors, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditors;

•   reviewing our annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•   reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial controls and critical accounting policies;

• reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

• establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting, auditing, or other matters;
• preparing the report that the SEC requires in our annual proxy statement;

•   reviewing and providing oversight of any related person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of ethics;

• reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and
• reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee Charter.

Our Board has determined that each of the members of our Audit Committee satisfies the independence requirements of the NYSE and Rule 10A-3 under the Exchange Act. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with NYSE audit committee requirements. In arriving at this determination, our Board has examined each Audit Committee member’s scope of experience and the nature of their prior and current employment.

Our Board has determined that Dr. Brown qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE listing rules. In making this determination, our Board has considered Dr. Brown’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

Compensation Committee

Members:	The functions of this committee include, among other things:
Pamela Puryear (Chair) William Huyett Michele Klein	• reviewing and recommending for approval by the Board the corporate objectives that pertain to CEO executive compensation and evaluating performance in light of such goals;
Number of meetings in 2021: 3	• reviewing and approving the corporate objectives that pertain to the determination of non-CEO executive compensation and evaluating performance in light of such goals;

•  reviewing and recommending for approval by the Board the compensation levels and other terms of employment of our CEO, including employment, severance and change in control agreements and arrangements;

• reviewing and approving the compensation levels and other terms of employment of our non-CEO executive officers, including employment, severance and change in control agreements and arrangements;
• approving equity compensation plans and granting equity awards not subject to shareholder approval under applicable listing standards;
• reviewing and assessing the independence of compensation consultants, legal counsel, and other advisors as required by Section 10C of the Exchange Act;
• administering our equity incentive, ESPP, and executive compensation plans;
• reviewing and making recommendations to our Board regarding the type and amount of compensation to be paid or awarded to our non-employee board members;
• reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC;
• preparing the annual report on executive compensation that the SEC requires in our annual proxy statement;
• reviewing and evaluating on an annual basis the performance of the Compensation Committee and its charter and recommending such changes as deemed necessary with our Board; and

•  oversee the development and implementation of the Company’s human capital management, including those policies and strategies regarding recruiting, retention, career development, opportunity, and advancement, as well as succession, diversity, equity and inclusion, organization structure updates and employment practices. This includes discussion of any significant trends or regulatory events or risks.

Our Board has determined that each of the members of the Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies the independence requirements of the NYSE.

The Compensation Committee has the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant and outside legal counsel as necessary to assist with the execution of its duties and responsibilities. In 2021, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide advice and counsel. Semler Brossy provided compensation advice to the Committee on our Chief Executive Officer, Chief Financial Officer and the next three highest-paid executives.

The Compensation Committee assessed the independence of Semler Brossy pursuant to SEC and NYSE rules and determined that no conflict of interest exists that would prevent Semler Brossy from independently representing the Committee. In making this assessment, the Committee considered each of the factors set forth by the SEC and the NYSE with respect to the Semler Brossy’s independence, including that Semler Brossy provided no services for the Company other than pursuant to its engagement by the Committee. The Committee also determined there were no other factors the Committee should consider in connection with the assessment or that were otherwise relevant to the Committee’s engagement of Semler Brossy.

Nominating and Corporate Governance Committee

Members:	The functions of this committee include, among other things:

Michele Klein (Chair) Nicolaus Henke Caroline Brown Pamela Puryear Number of meetings in 2021: 2

•  identifying, reviewing, and making recommendations of candidates to serve on our Board;

•  evaluating the performance of our Board, committees of our Board, and individual directors and determining whether continued service on our Board is appropriate;

• evaluating nominations by shareholders of candidates for election to our Board;
• evaluating the current size, composition, and organization of our Board and its committees and making recommendations to our Board for approvals;

• developing a set of corporate governance policies and principles and recommending to our Board any changes to such policies and principles;

• reviewing and making recommendations to our Board regarding the stock ownership guidelines applicable to our non-employee board members and officers;

• reviewing issues and developments related to corporate governance and identifying and bringing to the attention of our Board current and emerging corporate governance trends;

•  developing and reviewing periodically with the Chairman of the Board and the Chief Executive Officer the succession plan relating to the Chief Executive Officer and make recommendations to the Board with respect to such plan;

•  reviewing the policies, programs, practices and reports concerning environmental, social and governance (“ESG”), including sustainability, environmental protection, community and social responsibility, diversity, equity and inclusion, and human rights; and

•  reviewing periodically the Nominating and Corporate Governance Committee Charter, structure, and membership requirements and recommending any proposed changes to our Board, including undertaking an annual review of its own performance.

Our Board has determined that each of the members of our Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.

Corporate Governance Guidelines

Our Board has adopted written corporate governance guidelines (the “Corporate Governance Guidelines”) to ensure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our shareholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluations and succession planning, and board committees and compensation. The Nominating and Corporate Governance Committee assists our Board in implementing and adhering to the Corporate Governance Guidelines. The Corporate Governance Guidelines are reviewed at least annually by the Nominating and Corporate Governance Committee, and changes are recommended to our Board as warranted.

Board Leadership Structure

Our Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that is utilizing one or the other structure would be in the best interests of the Company and its shareholders. If the Chairman of the Board is a member of management or does not otherwise qualify as independent, our Corporate Governance Guidelines provide for the appointment by the independent directors of a lead independent director (the “Lead Independent Director”). Mr. Huyett has served as our Lead Independent Director since August

2021. The Lead Independent Director’s responsibilities include, but are not limited to, presiding over all meetings of the Board at which the Chairman of the Board is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chief Executive Officer and Chairman of the Board. Our Corporate Governance Guidelines provide that, at such times as the Chairman of the Board qualifies as independent, the Chairman of the Board will carry out the duties of the Lead Independent Director, as applicable.

Dr. Rickman has served as our Chairman and Chief Executive Officer since the consummation of the Business Combination in August 2021, overseeing our day-to-day operations while also leading our Board. Prior to the Business Combination, Dr. Rickman served as the Chief Executive Officer of Rockley Photonics Limited since founding the Company in 2013. The Board believes that the current model is effective for our continued growth in that the combined position of Chief Executive Officer and Chairman maximizes strategic advantages and Dr. Rickman’s industry expertise. Dr. Rickman, given his extensive knowledge of the silicon photonics industry, coupled with the fact that he has overseen our operations since inception, is the director most familiar with our business and industry, and is best positioned to set and execute strategic priorities. Dr. Rickman provides a strong link between management and the Board, which promotes clear communication and enhances strategic planning and implementation of corporate strategies. Dr. Rickman’s leadership, driven by his deep business and industry expertise, enhances the Board’s exercise of its responsibilities. In addition, we believe this model provides enhanced efficiency, effective decision-making and clear accountability.

Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee assesses and monitors whether our compensation plans, policies, and programs comply with applicable legal and regulatory requirements. The Nominating and Corporate Governance Committee also periodically evaluates our risk management process in light of the nature of the material risks we face and the adequacy of our governance policies and procedures designed to address risk.

Environmental, Social and Governance Oversight and Activities

We have made a commitment to prioritize environmental, social and governance matters, including sustainability, environmental protection, community and social responsibility, diversity, equity, inclusion and belonging, together with human rights. The Nominating and Corporate Governance Committee of our Board regularly reviews our ESG policies, programs, practices and reports to ensure that we are meeting our ESG goals. In addition, the Compensation Committee of the Board has responsibility for reviewing the overall adequacy of our policies, programs, practices, and reports concerning diversity, equity, inclusion and belonging, as well as our employment practices. Our ESG approach focuses on:

•

Providing a safe and supportive space that welcomes and values everyone’s unique experiences and authentic self. We provide a diverse environment where our employees, partners, vendors, and customers are treated with respect, dignity and integrity, which fosters diversity in thought and culture, growth and development in their individual roles and as a community.

•

We seek to promote diversity of ethnicity, sex, sexual orientation, gender identity and expression, age, physical ability, nationality, socio-economic status, religious beliefs, and other characteristics in our workforce, supplier ecosystem and on our Board.

•	Advancing environmental practices that reduce the impact of our operations.

•	Implementing sound corporate governance and ethical practices, building long-term value for our shareholders and trust with all stakeholders.

Diversity, Equity, Inclusion and Belonging

As a global company, much of our success is rooted in the diversity of our teams and our commitment to inclusion. We intend to continue developing, attracting, and retaining talent and enhancing diversity, equity, inclusion and belonging in our workforce to support our ability to grow our business and fulfill our desired objectives in meeting customer’s goals. To facilitate this objective, we seek to foster a diverse, inclusive, and safe workplace, with opportunities for employees to develop their talents and advance their careers. We actively seek employees from diverse backgrounds, including diversity in thought and experience, who we encourage to leverage their collective talents. As of December 31, 2021, approximately 26% of our employees identify as female/gender diverse. Approximately 50% of our Board is comprised of directors who identify as ethnically or gender diverse. Rockley’s employee-network groups work to promote engagement of women and diverse employees. To further our commitment to global diversity and inclusion efforts, in 2021 and 2022, we have actively targeted diverse candidates for global job openings, including by promoting careers with Rockley through job posting websites that prioritize diverse hiring.

Key Governance Practices

The Board is committed to sound and effective governance practices that promote long-term shareholder value and strengthen the Board’s management accountability to our shareholders, customers and other stakeholders. The following table highlights many of our key governance practices. Specific details on our governance practices can be found starting on page 13.

✓	Six of our eight directors are independent	✓	Annual Board self-assessment process

✓	Independent standing committees of the Board	✓	Continued assessment of highly qualified, diverse, and independent candidates for nomination to the Board

✓	Share ownership guidelines for our directors	✓	Policies prohibiting hedging and short selling of our shares

✓	Regular meetings of our independent directors without management present	✓	Robust enterprise risk management approach, overseen by the Board through its Audit Committee

✓	Diverse Board with an effective mix of skills, experience and perspectives	✓	Majority voting standard for director elections

Code of Business Conduct and Ethics

We believe that our corporate governance initiatives comply with the Sarbanes-Oxley Act and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of the NYSE. Our Board will continue to evaluate our corporate governance principles and policies.

Our Board has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. The code addresses various topics, including:

•	compliance with laws, rules and regulations;

•	confidentiality;

•	conflicts of interest;

•	corporate opportunities;

•	competition and fair dealing;

•	payments or gifts from others;

•	health and safety;

•	insider trading;

•	protection and proper use of company assets; and

•	record keeping.

Our Board has also adopted a Code of Ethics for Senior Financial Officers applicable to our Chief Executive Officer and Chief Financial Officer as well as other key management employees. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are each posted on our website investors.rockleyphotonics.com. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers can only be amended by the approval of a majority of our Board. Any waiver to the Code of Business Conduct and Ethics for an executive officer or director or any waiver of the Code of Ethics for Senior Financial Officers may only be granted by our Board or our Nominating and Corporate Governance Committee and must be timely disclosed as required by applicable law. We have implemented a whistleblower policy that establish formal protocols for receiving and handling complaints from employees through an independent third-party reporting company. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our Audit Committee.

To date, there have been no waivers under our Code of Business Conduct and Ethics or Code of Ethics for Senior Financial Officers. We intend to disclose future amendments to certain provisions of these codes or waivers of such codes granted to executive officers and directors on our website at www.rockleyphotonics.com within four business days following the date of such amendment or waiver.

Anti-Hedging Policy

Under our insider trading policy, our directors, officers, employees, consultants and contractors are prohibited from engaging in short sales of our securities, purchases of our securities on margin, hedging or monetization transactions through the use of financial instruments, and options and derivatives trading on any of the stock exchanges or futures exchanges, without prior written pre-clearance from our General Counsel.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, charters for each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee and other corporate governance documents, are posted on the investor relations section of our website at

www.rockleyphotonics.com under the heading “Governance — Governance Documents.” In addition, shareholders may obtain a printed copy of these documents by writing to: Secretary, Rockley Photonics Holdings Limited, 3rd Floor 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom.

Director Compensation

The following table shows certain information with respect to the compensation of our non-employee directors during the fiscal year ended December 31, 2021:

Name	Fees earned or paid in cash ($)	Option awards ($)	Stock awards ($)(1)	Non-equity incentive plan compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All other compensation ($)	Total ($)

William Huyett	33,087	—	157,080	—	—	—	190,167

Brian Blaser	21,284	—	157,080	—	—	—	178,364

Caroline Brown	57,521	—	157,080	—	—	—	214,601

Nicolaus Henke(2)	—	—	—	—	—	—	—

Karim Karti	18,712	—	326,760	—	—	16,500	361,972

Michele Klein	24,187	—	157,080	—	—	—	181,267

Pamela Puryear	25,154	—	157,080	—	—	—	182,234

(1)

The amounts in this column represent the aggregate fair value of the restricted stock unit awards computed as of the grant date of each award in accordance with ASC 718, which was determined using the closing price of our common stock on the date of grant. For grants made prior to our initial public offering, the fair value of the stock awards was determined using a third-party valuation firm.

(2)	Dr. Nicolaus Henke was added to our Board in 2022, and therefore did not receive any compensation for services in 2021.

The following table sets forth the aggregate number of shares of common stock underlying option awards and restricted stock unit awards outstanding as of December 31, 2021:

Name	Number of Shares

William Huyett	22,000

Brian Blaser	22,000

Caroline Brown	84,085

Karim Karti	46,000

Michele Klein	22,000

Pamela Puryear	22,000

Other Compensation Arrangements

Employee directors do not receive any compensation for service as a member of our Board. We reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board and committee meetings. We have also, from time to time, granted stock options or restricted stock units (“RSUs”) to our non-employee directors as compensation under our equity incentive plans.

We have adopted a non-employee director compensation policy that includes the following cash compensation for non-employee directors, which is based on a review of director compensation at comparable companies in our industry, consisting of a $45,000 annual retainer, an additional $23,000 annual retainer for the Lead Independent Director and the following additional annual retainers for committee service:

Committee	Chair	Member

Compensation	$15,000	$7,500

Nominating and Corporate Governance	10,000	5,000

Audit	20,000	10,000

The non-employee director compensation policy also provides for the annual grant of RSUs under our 2021 Stock Incentive Plan (the “2021 Plan”) following the conclusion of each regular annual meeting of our shareholders, commencing with the 2022 Annual Meeting, to each non-employee director who will continue serving as a member of the Board. The annual RSU award will be with respect to a number of ordinary shares having an aggregate fair market value equal to $162,000 calculated on the date of grant. In addition, if a non-employee director is elected to the Board other than at an annual meeting of shareholders after the 2022 Annual Meeting, the non-employee director will receive an annual RSU award upon election to the Board that is prorated based upon the number of calendar days remaining before (1) the next annual meeting of shareholders, if scheduled, or (2) the date of the first anniversary of the last annual meeting of shareholders, if the next annual meeting is not yet scheduled.

Each annual RSU award will become fully vested, subject to continued service as a director, on the earliest of the twelve (12) month anniversary of the date of grant, the next annual meeting of shareholders following the date of grant, or the consummation of a change in control as defined in the 2021 Plan.

MANAGEMENT

Executive Officers

The names of our executive officers and other corporate officers, and their ages as of March 31, 2022, are as follows:

Name	Age	Position

Andrew Rickman	62	Chairman and Chief Executive Officer

Mahesh Karanth	60	Chief Financial Officer

Amit Nagra	49	Chief Operating Officer

Certain biographical information of our executive officers are set forth below:

Andrew Rickman

Dr. Andrew Rickman, OBE serves as the chairman of the Board and as Rockley’s chief executive officer. Dr. Rickman also serves as a director on our Board. Dr. Rickman founded Rockley in 2013 and has since served as its chief executive officer. Dr. Rickman previously founded Bookham, Inc. (“Bookham”), now part of Lumentum (NASDAQ:LITE) (after its 2018 acquisition of Oclaro Inc. (NASDAQ:OCLR) which was formed in 2009 after Bookham’s merger with Avanex Inc.), one of the world’s largest photonics and fiber optics telecom component producers in 1998 and served as its chief executive officer and chairman until 2004. From 2007 to 2013, he was chairman of Kotura Inc., a leader in the field of silicon photonics for fiber optic communications, high performance computing, and sensing applications, through to its development and sale to Mellanox Technologies, Ltd (NASDAQ: MLNX) in 2013. In 2000, Dr. Rickman was named U.K.’s Technology and Communications Entrepreneur of the Year by Ernst and Young. In 2011, Dr. Rickman was awarded an Honorary Professorship at SIMIT, Chinese Academy of Sciences. From 2003 to 2013, he was a trustee of the Oxford Trust and from 2001 to 2004 was a council member of the U.K. Government’s Engineering and Physical Sciences Research Council. Dr. Rickman holds a mechanical engineering degree from Imperial College, London, a Ph.D. in silicon photonics from Surrey University, an MBA from Cranfield University, and honorary doctorates from Surrey, Edinburgh Napier, and Kingston Universities. He is a chartered engineer and a Fellow of the Royal Academy of Engineering and the Institute of Physics. He was awarded an OBE in the Queen’s Millennium Honors list for services to the telecommunications industry and is a winner of the prestigious Royal Academy of Engineering Silver medal for his outstanding contribution to British Engineering.

Mahesh Karanth

Mahesh Karanth serves as Rockley’s chief financial officer, a position he has held since December 2017. From 2013 to 2017, Mr. Karanth worked as an interim consulting chief financial officer at the Brenner Group LLC, and Mr. Karanth was most recently the chief financial officer for Enlighted, Inc., an enterprise developing advanced lighting control systems. From 2007 to 2010, he was the chief financial officer for InvenSense, Inc., a pioneer in MEMS sensor technology, where he led the company’s expansion of finance, administration, and operations leading up to its initial public offering in 2010. Prior to InvenSense, Mr. Karanth was the chief financial officer for Telsima Inc., which was successfully sold to Harris Stratex Networks. From 1995 to 2002, Mr. Karanth held several senior roles at Compaq including M&A, treasury, and corporate development. After Compaq’s acquisition by Hewlett-Packard Company, he led corporate development for the customer services group and several major services acquisitions of publicly listed companies in India and the United

Kingdom. Mr. Karanth holds a bachelor’s and master’s degree in commerce and finance from Bangalore University, certifications as a Chartered Accountant from The Institute of Chartered Accountants of India (ICAI), and Chartered Secretary from The Institute of Company Secretaries of India (ICSI), and is a Certified Public Accountant (inactive) in the State of Texas.

Amit Nagra

Amit Nagra, Ph.D. serves as Rockley’s chief operating officer, a position he has held since 2015. Dr. Nagra has experience developing technology and processes in early-stage businesses and scaling up products and organizations to meet customer demand. From 2007 to 2017, Dr. Nagra served as an executive vice president of operations at Source Photonics Inc., where he was responsible for the global operations and internal manufacturing from wafers to final finished goods. From 2001 to 2005, Dr. Nagra was an early employee and key technical contributor at Phasebridge Inc., a start-up involved in high-speed optical communications that was acquired by Emcore Corporation (NASDAQ: EMKR), and was previously a member of technical staff at Vitesse Semiconductor Corporation, working on the design of 40Gbps circuits for optical communications. Dr. Nagra holds a Ph.D. and MS in electrical engineering from the University of California at Santa Barbara and an MBA from the Anderson School of Business at University of California at Los Angeles.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements of our directors and named executive officers discussed elsewhere in this Proxy Statement, the following includes a summary of transactions since January 1, 2021 to which we have been or will be a party, and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with, or immediate family members of, any of the foregoing, had or will have a direct or indirect material interest.

Hengtong JV

In 2017, Rockley Photonics Limited (“RPL”) (a wholly owned subsidiary of the Company) formed Hengtong Rockley Technology Co., Ltd. HRT, a joint venture with Hengtong Optic-Electric International Co., Ltd. (“Hengtong”) pursuant to a Joint Venture Agreement (the “JV Agreement”). Under the JV Agreement, HRT must procure chipsets from Rockley for use in finished products and HRT owns the copyright in the final designs. HRT has a license to the underlying intellectual property in the reference designs, including a license to modify and improve. RPL has certain non-compete obligations under the JV Agreement. As of and in the year ended December 31, 2020, we made sales to and were owed from the HRT joint venture, $5.3 million and $3.3 million, respectively. The balance owed by the joint venture was included in accounts receivable in the consolidated balance sheet.

On December 19, 2017, Hengtong participated in RPL’s Round D financing and entered into a Subscription Agreement whereby

Hengtong agreed to purchase, and RPL agreed to sell, 70,000 ordinary shares for an aggregate purchase price of $6,650,000. On March 22, 2018, RPL conducted a 10/1 share split resulting in Hengtong owning 700,000 ordinary shares. On March 15, 2019, Hengtong participated in RPL’s Round E financing, and entered into a further Subscription Agreement whereby Hengtong agreed to purchase, and RPL agreed to sell, 2,098,195 ordinary shares at a purchase price of $14.298, for an aggregate of $30,000,000.

As of and in the year ended December 31, 2021, sales to and balances owed from the HRT joint venture were immaterial. Effective December 17, 2021, the U.S. Bureau of Industry and Security (“BIS”) of the U.S. Department of Commerce placed Hengtong and certain of its affiliates on the BIS “Entity List.” In response to this decision, Rockley ceased negotiations in respect of a planned technology license to the JV.

Consultancy Agreements

Rockley engages two affiliate entities of certain of Rockley’s directors for consulting and administrative services, Rockley Ventures Limited and Rockley Management (HK) Limited. For the years ended December 31, 2021 and 2020, Rockley incurred $0.4 million and $0.8 million in fees for these services, respectively. On March 14, 2021, Rockley Photonics, Inc., a subsidiary of Rockley, entered into a consulting agreement with HealthKapital LLC, a California limited liability company wholly owned by Karim Karti, a director of Rockley. Pursuant to the terms of the consulting agreement, Mr. Karti is entitled to cash compensation at the rate of $600 per hour, estimated at up to 20 hours per week, and fully vested 4,000 RSUs for every 30 days of service during the consultation period, up to a maximum of 24,000 RSUs, subject to the terms and conditions of the consulting agreement. On October 27, 2021, the Company issued 24,000 fully vested RSUs and recorded $0.2 million stock compensation expense for the year ended December 31, 2021. For the year ended December 31, 2021, Rockley incurred but not paid $0.3 million in fees for these services under this agreement.

Intra Group Loans

On January 24, 2022, Rockley (as lender) entered into two separate Intra Group Loan Agreements with RPL (as borrower): (i) one for an amount of $110,000,000; and (ii) one for an amount of $35,000,000 (the “RPL Loans”). The purpose of the RPL Loans is to: (i) cover working capital requirements; and (ii) provide for long term cash investment funds. The interest is the Bank of England base rate from time to time. The amount of the loans will be repayable by RPL on September 1, 2022 or such later date agreed between the parties.

On February 24, 2022, Rockley entered into an Intra Group Loan Agreement with Rockley Photonics Oy as borrower, for an amount of €928,794 (the “Finland Loan”). The Finland Loan will be drawn down in full on or before February 28, 2023 and be repayable immediately by the borrower to Rockley following the final claim submission to a grant funded project with Business Finland (the Finnish funding agency for innovation) scheduled for June 30, 2023.

Indemnification Agreements

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Articles. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. We believe that these provisions in our Articles and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Policies and Procedures for Transactions with Related Persons

We have adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration, and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness) in which we or any of our subsidiaries are participants, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant, or director are not considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director, or a holder of more than 5% of any class of our voting securities (including our ordinary shares), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an executive officer with knowledge of the proposed transaction, must present information regarding the proposed related person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board) for review. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors, and certain significant shareholders. In considering related person transactions, our Audit Committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

Our Audit Committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation of the following persons, whom we refer to as our named executive officers: (i) our Chief Executive Officer and (ii) our next two most highly compensated executive officers on December 31, 2021.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Dr. Andrew Rickman	2021	430,806	5,500,003	4,561,612	1,666,947	14,409	12,173,777

Chief Executive Officer	2020	366,200	—	—	165,275	10,679	542,154

Mahesh Karanth	2021	358,658	1,272,383	1,824,650	913,006	3,484	4,372,181

Chief Financial Officer	2020	300,012	—	586,814	138,006	3,072	1,027,904

Dr. Amit Nagra, Ph.D	2021	384,711	954,283	1,368,485	186,494	3,543	2,897,516

Chief Operating Officer	2020	337,851	—	—	311,494	3,081	652,426

(1)

The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer under our equity incentive plans, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

(2)

Includes the value of options granted to our named executive officers upon the consummation of the Business Combination, which is calculated using $15.84, the last trading price of our SPAC partner and the exercise price of the options, as the fair market value of the option’s underlying shares on the date of grant. The number of shares underlying each stock option award was calculated based on a target grant date fair value determined using $10 (i.e., the purchase price for one of our shares under the Business Combination agreement) as both the per share fair market value of our stock on the date of grant and the option exercise price. For more information, see “Non-Equity and Incentive Awards Grant in 2021 to Our Named Executive Officers”.

(3)

The amounts in this column represent the applicable named executive officer’s total annual performance-based cash bonus for the years ending on December 31 of 2020 and 2021. See “Annual Cash Bonuses” below.

(4)	All other compensation in 2021 consisted of the following:

Named Executive Officer	Employer Retirement Contribution ($)	Life Insurance Premium ($)	AD&D Premium ($)

Andrew Rickman	10,593	3,816	—

Mahesh Karanth	3,000	412	72

Amit Nagra	3,000	462	81

Narrative to Summary Compensation Table

We review compensation annually for all employees, including our named executive officers. In setting our named executive officers’ base salaries and bonuses and granting equity incentive awards, we seek to align pay for performance and consider, among other factors, compensation for comparable positions in the market, the historical compensation levels of our named executive officers, individual performance as compared to our expectations and objectives, our desire to motivate our named executive officers to achieve short- and long-term results that are in the best interests of our shareholders, and a long-term commitment to our company.

Base Salaries

In 2021, each of the named executive officers of Rockley received an annual base salary to compensate them for services rendered to Rockley. The base salary payable to each named executive officer was intended to provide a fixed component of compensation reflecting such executive’s skill set, experience, role, and responsibilities.

Annual Cash Bonuses

In 2021, Dr. Rickman, Mr. Karanth, and Dr. Nagra were eligible to earn annual cash bonuses targeted at 100%, 60%, and 60% of their respective base salaries. Each named executive officer was eligible to earn his bonus based on the attainment of company and individual performance metrics, as determined by the Board, in its discretion. The actual annual cash bonuses awarded to each named executive officer for 2021 performance are set forth above in the Summary Compensation Table in the column titled “Nonequity Incentive Plan Compensation”.

Non-Equity and Incentive Awards Granted in 2021 to Our Named Executive Officers

Upon the consummation of the Business Combination on August 11, 2021, Dr. Rickman, Mr. Karanth and Dr. Nagra were awarded the stock options contemplated by their employment terms described below in “Employment Agreements with Our Named Executive Officers”, with target grant date fair values of $2.5 million, $1 million, and $750,000, respectively. The number of shares underlying each stock option award was determined by dividing the target grant date fair value of each award by the fair value of an option to purchase one share of our stock calculated using $10 (i.e., the purchase price for one of our shares under the Business Combination agreement) as both the per share fair market value of our stock and the option exercise price. However, these options were granted with an exercise price equal to $15.84 (i.e., the last closing price of our SPAC partner, SC Health Corporation, immediately prior to the consummation of the Business Combination) out of an abundance of caution given our SPAC partner’s sudden stock price increase to $15.84 prior to the consummation of the Business Combination and the structure of the Business Combination whereby each share of our SPAC partner was exchanged for one of our shares. The options vest in equal monthly installments over four years beginning on August 11, 2021, subject to each executive’s continued service and to acceleration upon an involuntary termination in connection with a change in control, as defined in our 2021 Stock Incentive Plan.

On October 25, 2021, in connection with the filing of our registration statement on Form S-8, Dr. Rickman, Mr. Karanth and Dr. Nagra were awarded the RSUs contemplated by their employment terms, with grant date values of $2.5 million, $1 million and $750,000, respectively. The RSUs vest in equal quarterly installments over four years beginning on August 11, 2021, subject to each executive’s continued service and to acceleration upon an involuntary termination in connection with a change in control, as defined in our 2021 Stock Incentive Plan.

On December 13, 2021, due to the disparity between the $10 purchase price for our shares under the Business Combination agreement and the $15.84 exercise price of our named executive officer’s options granted upon the consummation of the Business Combination, the Board granted Mr. Karanth and Dr. Nagra RSUs with grant date values of $204,283 and $272,377, respectively, representing the difference between the target value of Mr. Karanth and Dr. Nagra’s August 11, 2021 option grants, and their grant date fair value calculated assuming a fair market value of the underlying shares equal to the per share purchase price under the Business Combination agreement. The RSUs vest in equal quarterly installments over four years beginning on August 11, 2021, subject to each executive’s continued service and to acceleration upon an involuntary termination in connection with a change in control, as defined in our 2021 Stock Incentive Plan.

On December 16, 2021, the Board, upon recommendation by the Company’s Compensation Committee and advice of its independent compensation consultant, Semler Brossy, approved an award to Dr. Rickman with an aggregate value of $4.5 million, a portion of which would be paid in cash and a portion of which would be paid in the form of a RSUs. The award was approved in recognition of Dr. Rickman’s extraordinary services and contributions to the completion of the Business Combination, including but not limited to the commitment to the Company that Dr. Rickman demonstrated by entering into an agreement whereby he pledged 6.0 million of his personally held ordinary shares in connection with the Company’s PIPE financing which was completed concurrently with the Business Combination, thereby undertaking significant personal risk, while also continuing to lead the Company’s business forward. Dr. Rickman recused himself from the Board’s consideration and approval of the award, which was approved by the independent directors of the Company acting as a group. The award is structured as follows:

a.	A cash payment of $1.5 million, subject to applicable withholdings, to be paid prior to the end of 2021.

b.

An RSU award for 574,713 ordinary shares of the Company, which was determined by dividing $3.0 million by the Company’s closing stock price on December 16, 2021. The RSU award vests over three years in three equal annual installments following December 16, 2021, subject to Dr. Rickman’s continued service. The Board determined that applying a retention and incentive element to the RSU award was beneficial and aligned Dr. Rickman’s interests with those of Rockley’s stockholders.

Retirement Plans

In 2021, Dr. Rickman participated in the Rockley U.K. pension (“U.K. Pension”) and Mr. Karanth and Dr. Nagra participated in the ADP TotalSource Retirement Savings Plan, a multiple employer defined contribution plan in which Rockley participates (“401(k) Plan”). The U.K. Pension and the 401(k) Plan are designed to take advantage of certain provisions of Her Majesty’s Revenue and Customs and the Internal Revenue Code, respectively, which allow eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis to the U.K. Pension or the 401(k) Plan, as applicable. In 2021, contributions made by participants in the U.K. Pension and the 401(k) Plan were matched up to a specified percentage of the employee contributions on behalf of the named executive officers. These matching contributions are fully vested as of the date on which the contribution is made.

2022 Compensation Changes

In addition, changes to Dr. Nagra’s compensation as a result of a 2022 amendment to his employment agreement are detailed below in “Employment Agreements with Our Named Executive Officers – Employment Agreement with Amit Nagra”.

Employment Agreements with Our Named Executive Officers

Below are descriptions of the material terms of the offer letter agreements with our named executive officers. These agreements generally provide for at-will employment and set forth the named executive officer’s initial base salary and eligibility for employee benefits.

Employment Agreement with Andrew Rickman

We entered into an amended employment agreement with Dr. Rickman in 2021 in connection with the Business Combination, pursuant to which Dr. Rickman serves as the chief executive officer of Rockley and reports directly to the Board. Dr. Rickman’s employment with us will continue until terminated in accordance with its terms.

Under the amended employment agreement, among other terms, Dr. Rickman is entitled to receive an initial annual base salary of $500,000, which will be subject to increase at the discretion of the Board or the Compensation Committee thereof, is eligible to receive an annual performance bonus targeted at 100% of Dr. Rickman’s annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable Rockley and/or individual performance objectives, as determined by the Board or the Compensation Committee.

Dr. Rickman will also be eligible to participate in the customary health, welfare, and fringe benefit plans we provided to our employees.

In addition, we entered into a side letter pursuant to which Dr. Rickman became eligible to receive equity awards with a fair value of $5.0 million in connection with the Business Combination, to be split between stock options and RSUs, which awards were granted in 2021 and are described in “Equity and Incentive Awards Granted in 2021 to Our Named Executive Officers” above and the “Outstanding Equity Awards at Fiscal Year-End Table”, below.

Under his amended employment agreement, we must provide Dr. Rickman at least 12 months’ notice, or pay in lieu of notice, prior to any termination of his employment unless that termination is for “cause” (as defined under his amended employment agreement). Dr. Rickman must provide us with at least 12 months’ notice prior to his resignation, unless we reasonably determine that such resignation is for “good reason” (as defined in his amended employment agreement).

If Dr. Rickman’s employment is terminated by us without “cause,” or by Dr. Rickman for “good reason,” subject to his execution and non-revocation of a release of claims and continued compliance with his confidentiality and non-solicitation requirements, then, in addition to any accrued amounts, Dr. Rickman will be entitled to receive the following severance payments and benefits: (i) an amount equal to the sum of (a) his annual base salary then in effect and (b) 100% of his target annual bonus amount, payable in equal instalments over one year and reduced by any basic salary paid in lieu of notice; and (ii) continuation of all benefits for a period of 12 months.

The amended employment agreement contains non-competition and non-solicitation and confidentiality provisions which, among other restrictions, and except in the case of an involuntary termination, restrict Dr. Rickman’s ability to be engaged or employed by, undertake duties for or be otherwise interested in our competitors, customers or suppliers, for a period of 12 months following his termination (reduced by any portion of Dr. Rickman’s pre-termination notice period during which time he is not providing services, or “garden leave”).

Employment Agreement with Mahesh Karanth

We entered into an amended employment agreement with Mr. Karanth, pursuant to which Mr. Karanth serves as the chief financial officer of Rockley and will report directly to our chief executive officer. Mr. Karanth’s service pursuant to the amended employment agreement will continue until terminated in accordance with its terms. Under the amended employment agreement, Mr. Karanth will receive an initial annual base salary of $450,000, which will be subject to increase at the discretion of the Board or the Compensation Committee thereof and will be eligible to receive an annual performance bonus targeted at 60% of Mr. Karanth’s then-current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable company and/or individual performance objectives, as determined by the Board or the Compensation Committee thereof.

Pursuant to his amended employment agreement, Mr. Karanth will also be eligible to participate in the customary health, welfare, and fringe benefit plans we provide to our employees.

In addition, pursuant his amended employment agreement, Mr. Karanth became eligible to receive equity awards with a fair value of $2.0 million in connection with the Business Combination, to be split between stock options and RSUs, which awards were granted in 2021 and are described in “Equity and Incentive Awards Granted in 2021 to Our Named Executive Officers” above and the “Outstanding Equity Awards at Fiscal Year-End Table”, below.

If Mr. Karanth’s employment is terminated by us without “cause,” or by Mr. Karanth for “good reason” (each, as defined in his amended employment agreement), subject to his execution and non-revocation of a general release of claims in our favor and continued compliance with customary confidentiality and non-solicitation requirements, then, in addition to any accrued amounts, Mr. Karanth will be entitled to receive the following severance payments and benefits: (i) an amount equal to the sum of (a) 6 months of his annual base salary then in effect and (b) 50% of his target annual bonus amount, payable in equal installments over six months; and (ii) payment of premiums for continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 6 months after the termination date.

The amended employment agreement contains customary confidentiality and non-solicitation provisions, and also includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to Mr. Karanth will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Mr. Karanth.

Employment Agreement with Amit Nagra

In connection with the Business Combination, we entered into an amended employment agreement (the “Employment Agreement”) with Dr. Nagra, pursuant to which Dr. Nagra serves as our chief operating officer and reports directly to our chief executive officer. On January 19, 2022, the Compensation Committee approved an amendment (the “First Amendment”) to Dr. Nagra’s employment agreement, pursuant to which Dr. Nagra’s employment would be terminated on or around March 31, 2022 in connection with the Company monetizing its ultra-high-speed fiber optic communication solutions (as discussed below and previously in our December 22, 2021 press release), which date may be extended upon mutual agreement. Under the First Amendment, Dr. Nagra will receive an initial annual base salary of $450,000, which will be subject to increase at the discretion of the Board or the Compensation

Committee thereof and will be eligible to receive an annual performance bonus targeted at 60% of Dr. Nagra’s then-current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable company and/or individual performance objectives, as determined by the Board or the Compensation Committee thereof.

Pursuant to his Employment Agreement, Dr. Nagra will also be eligible to participate in the customary health, welfare, and fringe benefit plans, provided by us to our employees.

In addition, pursuant to his Employment Agreement, Dr. Nagra became eligible receive equity awards with a fair value of $1.5 million in connection with the Business Combination, to be split between stock options and RSUs, which awards were granted in 2021 and are described in “Equity and Incentive Awards Granted in 2021 to Our Named Executive Officers” above and the “Outstanding Equity Awards at Fiscal Year-End Table”, below.

If Dr. Nagra’s employment is terminated by us without “cause,” or by Dr. Nagra for “good reason” (each, as defined in the First Amendment), subject to his execution and non-revocation of a general release of claims in our favor, then, in addition to any accrued amounts, Dr. Nagra will be entitled to receive the following severance payments and benefits: (i) an amount equal to the sum of (a) six months of his annual base salary then in effect and (b) 50% of his target annual bonus amount, payable in equal installments over six months; and (ii) payments of premiums for continued healthcare coverage under COBRA for up to six months after the termination date.

Dr. Nagra’s Employment Agreement also contains customary confidentiality and non-solicitation provisions, and also includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to Dr. Nagra will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Dr. Nagra.

Pursuant to the terms of the First Amendment, Dr. Nagra would continue to be entitled to his base salary through the termination date and retain his 2021 bonus eligibility at the target rate of 60% of his base salary, which bonus would be paid in accordance with our bonus policy as previously disclosed and subject to the terms the First Amendment. In addition, Dr. Nagra is eligible to receive a bonus in the event we monetize our ultra-high-speed fiber optic communication solutions, prior to the termination of his employment, subject to the conditions as set forth in the Second Amendment. The amount of such bonus shall be mutually agreed upon between us and Dr. Nagra, subject to Board approval; provided, however, that in no event shall the amount of any such bonus exceed an amount equal to 3% of the net amount of cash, cash equivalent, or other consideration received by us in connection with such matter. Dr. Nagra shall also be eligible for severance in accordance with the existing terms of his employment agreement.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for each of our named executive officers as of December 31, 2021:

		Option Awards				Stock Awards
Name	Date Granted	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Andrew Rickman	12/16/21(1)	—	—	—	—	353,607	1,538,190	—	—
	10/25/21(2)	—	—	—	—	575,576	2,503,756	—	—
	8/11/21(4)	47,964	527,612	15.84	8/10/31	—	—	—	—
Mahesh Karanth	12/13/21(3)	—	—	—	—	46,345	201,601	—	—
	10/25/21(3)	—	—	—	—	132,602	576,819	—	—
	8/11/21(4)	19,185	211,046	15.84	08/10/31	—	—	—	—
	10/05/20(6)	73,347	178,106	3.11	10/04/30	—	—	—	—
	12/22/17(5)	1,005,817	0	2.16	12/21/27	—	—	—	—
Amit Nagra	12/13/21(3)	—	—	—	—	34,758	151,197	—	—
	10/25/21(2)	—	—	—	—	99,452	432,616	—	—
	8/11/21(4)	14,389	158,284	15.84	8/10/31	—	—	—	—
	5/20/15(7)	1,737,779	—	0.54	5/19/25	—	—	—	—

(1)	RSUs vest annually over three years following the date of grant.

(2)

RSUs vest quarterly over a 48-month period August 11, 2021, subject to continued service. All unvested RSUs will vest upon an involuntary termination on or within 12 months following a Change in Control as defined in the 2021 Plan.

(3)	RSUs vest quarterly over a 48-month period following August 11, 2021, subject to continued service.

(4)

Option vests monthly over a 48-month period following the grant date, subject to continued service. All unvested options will vest upon an involuntary termination on or within 12 months following a Change in Control as defined in the 2021 Plan.

(5)

Option vests monthly over a 48-month period, with 25% vesting on December 20, 2018 and the remaining portion vesting in 36 equal monthly installments thereafter, subject to continued service. All unvested options will vest in the event of a Change in Control or Sale of Assets, each as defined in the 2013 Equity Incentive Plan (the “2013 Plan”).

(6)	Option vests monthly over a 48-month period following the grant date. All unvested options will vest in the event of a Change in Control or Sale of Assets, each as defined in the 2013 Plan.

(7)

Options vested monthly over a 48-month period, with 25% vesting on first anniversary of the grant date and the remaining portion vesting in 36 equal monthly installments thereafter, subject to continued service. Prior to vesting, all unvested options would have vested in the event of a Change in Control or Sale of Assets, each as defined in the 2013 Plan

Equity Compensation Plan Information

The following table summarizes the equity compensation granted to our employees, consultants, and directors, as well as the ordinary shares remaining available for future issuance under our equity compensation plans as of December 31, 2021. The only plan pursuant to which the Company may currently grant additional equity is the 2021 Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plan approved by security holders (1)	20,549,724	(2)	$2.86	(3)	11,733,895
Equity compensation plans not approved by security holders	—		—		—

Total	20,549,724		$2.86		11,733,895

(1)

Consists of 10,207,656 shares available for future issuance under the 2021 Plan and 1,526,239 shares available for future issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”) as of December 31, 2021. The 2021 Plan contains an “evergreen” provision, pursuant to which the number of ordinary shares reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year for a period of ten years beginning in 2022, equal to the lesser of (x) 5% of the number of ordinary shares outstanding on the last day of the immediately preceding fiscal year or (y) such lesser amount that our Board determines for purposes of the annual increase for that fiscal year. As of January 1, 2022, the 2021 Plan was increased by 5,114,425 shares pursuant to such evergreen provision. The ESPP contains an “evergreen” provision, pursuant to which the number of ordinary shares available for purchase under such plan shall be increased on the first day of each year for a period of ten years beginning in 2022, equal to the lesser of (x) 1% of the number of ordinary shares outstanding on such date, (y) 11,000,000 shares, or (z) a lesser amount determined by our Board. As of January 1, 2022, the ESPP was increased by 1,278,606 shares pursuant to such evergreen provision.

(2)	Amount includes (i) 16,395,216 stock options and (ii) 4,154,508 restricted stock options under our 2021 Plan and 2013 Plan.

(3)

As of December 31, 2021, the weighted-average exercise price of outstanding options under the 2013 Plan and 2021 Plan was $2.86. The calculation of the weighted-average exercise price does not include outstanding equity awards that are received or exercised for no consideration.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 21, 2022, which is the Record Date, as to our ordinary shares beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our ordinary shares, (2) each of our named executive officers listed in the Summary Compensation Table, (3) each of our directors and director nominees, and (4) all of our current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 128,745,688 ordinary shares outstanding as of the Record Date.

In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we deemed outstanding ordinary shares subject to options held by that person that are currently exercisable, or RSUs that vest, in each case, within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Andrew Rickman(2)	17,659,055	13.7%
Mahesh Karanth(3)	1,189,836	*
Amit Nagra(4)	1,828,739	1.4%
William Huyett	25,000	*
Brian Blaser	47,060	*
Caroline Brown(5)	43,670	*
Nicolaus Henke	—	—
Karim Karti	24,000	*
Michele Klein	—	—
Pamela Puryear	—	—

All current executive officers and directors as a group (nine individuals)(6)	20,817,360	16.2%

5% Shareholders:
Hengtong Optic-Electric International Co.(7)	6,949,317	5.4%
Morningside Technology Ventures Limited(8)	7,092,279	5.5%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 3rd Floor 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom.

(2)

Includes 23,982 and 44,201 ordinary shares subject to options and restricted stock units held by Dr. Rickman exercisable within 60 days of March 21, 2022, respectively. Dr. Rickman has pledged up to 6.0 million of his Rockley ordinary shares to facilitate the Sponsor’s financing of its PIPE subscription commitment, which, if forfeited in their entirety, would reduce his estimated beneficial ownership by approximately 4%. The lender may have dispositive power over such pledged shares but would not have voting power unless and until such shares are forfeited to the lender. In addition, Sponsor-affiliated entities have agreed to transfer shares held by such entities to Dr. Rickman in exchange for Dr. Rickman’s making available up to 6.0 million of his Rockley ordinary shares to facilitate the Sponsor’s financing of its PIPE subscription commitment, with the number of shares to be transferred to be based on the price performance of Rockley ordinary shares.

(3)	Includes 20,072 and 11,929 ordinary shares subject to options and restricted stock units held by Mr. Karanth exercisable within 60 days of March 21, 2022, respectively.
(4)	Includes 7,195 and 8,947 ordinary shares subject to options and restricted stock units held by Dr. Nagra exercisable within 60 days of March 21, 2022, respectively.
(5)	Represents 2,685 ordinary shares subject to options held by Dr. Brown exercisable within 60 days of March 21, 2022.
(6)

Includes 53,834 and 65,077 ordinary shares subject to options and restricted stock units held by our current directors and executive officers exercisable within 60 days of March 21, 2022, respectively.

(7)	Lawrence Lau holds voting and dispositive power over these shares and disclaims beneficial ownership of such shares other than to the extent of any pecuniary interest therein.
(8)

Includes (i) Morningside Technology Ventures Ltd., a British Virgin Islands exempted company (“Morningside”), with respect to the ordinary shares directly and beneficially owned by it; (ii) MTVL, LLC, a Delaware limited liability company, with respect to the ordinary shares directly and beneficially owned by it; (iii) Frances Anne Elizabeth Richard, with respect to the ordinary shares beneficially owned by her as a result of her position as a director with Morningside; (iv) Cheung Ka Ho, with respect to the ordinary shares beneficially owned by him as a result of his position as a director with Morningside; (v) Jill Marie Franklin, with respect to the ordinary shares beneficially owned by her as a result of her position as a director of Morningside; (vi) Peter Stuart Allenby Edwards, with respect to the Ordinary shares beneficially owned by him as a result of his position as a director with Morningside; (vii) Cheng Yee Wing Betty, with respect to the ordinary shares beneficially owned by her as a result of her position as a manager with MTVL, LLC; and (viii) Wong See Wai, with respect to the ordinary shares beneficially owned by him as a result of his position as a manager with MTVL, LLC. Frances Anne Elizabeth Richard, Cheung Ka Ho, Jill Marie Franklin and Peter Stuart Allenby Edwards are the directors of Morningside and share voting and dispositive power with respect to the securities held by Morningside and MTVL. Ms. Richard, Mr. Cheung, Ms. Franklin and Mr. Edwards each disclaim beneficial ownership of the securities owned directly by Morningside and MTVL. Cheng Yee Wing Betty and Wong See Wai are the managers of Morningside and share voting and dispositive power with respect to the securities held by MTVL. Ms. Cheng and Mr. Wong each disclaim beneficial ownership of the securities owned directly by MTVL. Morningside is ultimately wholly beneficially owned by a family trust established by Madam Chan Tan Ching Fen.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. A link to the Audit Committee charter is available on our website at www.rockleyphotonics.com. All members of the Audit Committee meet the independence standards established by the NYSE.

In performing its functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess or determine the effectiveness of the Company’s internal control over financial reporting.

Within this framework, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2021. The Audit Committee has also discussed with the independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Audit Committee

Caroline Brown, Ph.D. (Chair)	William Huyett	Brian Blaser

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Ernst & Young LLP has audited our financial statements since 2020.

Representatives of Ernst & Young LLP are expected to attend the virtual Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth the fees billed by Ernst & Young LLP for audit and other services rendered:

	Year Ended December 31,
	2021	2020
	(In thousands)
Audit Fees(1)	$2,293	$1,000
Audit-related Fees(2)	—	—
Tax Fees(3)	1,527	—
Other(4)	8	—

	$3,828	$1,000

(1) Audit Fees consisted of fees incurred for services rendered for the annual audit and quarterly reviews of the Company’s consolidated financial statements, audits required by public company regulation, professional consultations with respect to accounting issues, registration statement filings, including our Registration Statements on Form S-1, Form S-4 and Form S-8 related to the Business Combination, shares registration, stock incentive plan registration and issuance of consents and similar matters.

(2) Audit-related fees consist of fees incurred for consultation regarding financial accounting and reporting matters.

(3) Tax fees consist of tax structuring fees incurred for consultation regarding the Business Combination.

(4) All other fees consist of the cost of our subscription to an accounting research tool provided by Ernst & Young LLP.

Pre-approval Policies and Procedures

Our Audit Committee has implemented a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All of the services provided were pre-approved to the extent required. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of that firm’s independence, including compliance with rules and regulations of the SEC. Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Shareholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Articles or otherwise. However, our Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our company and our shareholders.

The Board of Directors Recommends a Vote “FOR” the Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. These persons are required to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our executive officers, directors and greater than 10% shareholders complied on a timely basis with all Section 16(a) filing requirements applicable to them with respect to transactions during 2021.

SHAREHOLDER PROPOSALS AND BUSINESS FOR THE 2023 ANNUAL MEETING

To be considered for inclusion in the Company’s proxy statement for the 2023 annual meeting of shareholders, shareholder proposals must be received by the Secretary of the Company no later than December 1, 2022. Proposals should be sent to our Secretary at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom. These proposals also must comply with the shareholder proxy proposal submission rules of the SEC under Rule 14a-8 of the Exchange Act. Proposals we receive after that date will not be included in the proxy statement. We urge shareholders to submit proposals by Certified Mail – Return Receipt Requested.

A shareholder proposal not included in the proxy statement for the 2023 annual meeting will not be eligible for presentation at the meeting unless the shareholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Articles. To be timely, notice for the 2023 annual meeting of shareholders must be received by December 1, 2022. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the shareholder’s notice described above. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure or otherwise deemed not to be in the best interests of the Company.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements, or at the discretion of the Board.

OTHER MATTERS

Our Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise. Whether or not you intend to attend the Annual Meeting, we urge you to vote by Internet or telephone.

By Order of the Board of Directors

Tom Adams

General Counsel and Secretary

Altrincham, United Kingdom

March 31, 2022

Shareholders may make a request for our Annual Report on Form 10-K for the year ended December 31, 2021 in writing to our Secretary, 3rd Floor 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom. We will also provide copies of exhibits to our Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting shareholder. The request must include a representation by the shareholder that, as of March 21, 2022, the shareholder was entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K and exhibits are also available at www.rockleyphotonics.com.

Rockley®
PHOTONICS

RKLY
LISTED
NYSE

rockleyphotonics.com

Rockley®
PHOTONICS

©2022. All rights reserved. Rockley® is a registered trademark of Rockley Photonics Holdings Limited. Bioptx™, clinic-on-the-wrist™, LightDriver™, RayDriver™, RPFabric™, RPStock™, SpectraCloud™, SpectraSense™, Topanga™, and VitaSpex™ are trademarks of Rockley Photonics Holdings Limited.

P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/RKLY • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-425-1670 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate no later than May 15 at 11:00 AM Pacific Standard Time (US) at www.proxydocs.com/RKLY Rockley Photonics Holdings Limited 2022 Annual Meeting of Shareholders For Shareholders of record as of March 21, 2022 TIME: Monday, May 16, 2022 11:00 AM, Pacific Standard Time (US) PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/RKLY for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Mahesh Karanth and Tom Adams (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Rockley Photonics Holdings Limited which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Rockley Photonics Holdings Limited 2022 Annual Meeting of Shareholders Please mark your ballot like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR EACH DIRECTOR LISTED BELOW AND FOR PROPOSAL 2 PROPOSALS 1. Election of Directors 1.01 Brian Blaser 1.02 Pamela Puryear 2. Ratification of appointment of Ernst and Young LLP as the Company’s independent registered public accounting firm. NOTE: To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting. YOUR VOTE FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN BOARD OF DIRECTORS RECOMMENDS FOR FOR FOR Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date